Exhibit 10.4

AMENDED AND RESTATED CRUDE OIL DEDICATION & THROUGHPUT

COMMITMENT TRANSPORTATION AGREEMENT

BETWEEN

DAKOTA MIDSTREAM, LLC & DAKOTA ENERGY CONNECTION, LLC

AND

EMERALD OIL, INC. & EMERALD WB LLC

AMENDED AND RESTATED CRUDE OIL DEDICATION & THROUGHPUT

COMMITMENT TRANSPORTATION AGREEMENT

THIS AMENDED AND RESTATED CRUDE OIL DEDICATION & THROUGHPUT COMMITMENT TRANSPORTATION AGREEMENT ("Agreement'') is entered into on May26 , 2015, but effective as of the 1st day of July, 2014 (the "Effective Date'') by and between DAKOTA MIDSTREAM, LLC & DAKOTA ENERGY CONNECTION, LLC (Dakota Midstream, LLC being the "Transporter prior to its March 23, 2015 assignment of interests and Dakota Energy Connection, LLC being the "Transporter" thereafter), and EMERALD OIL, INC. and EMERALD WB LLC (collectively "Producer" or "Shipper"). The terms "Producer" and "Shipper" shall also include any other Affiliates of Emerald Oil, Inc. or Emerald WB LLC that own or control leasehold interests or Crude from leasehold interests located within the Area of Dedication at any time while this Agreement remains in effect. Producer and Transporter are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

RECITALS

A.          Producer is a working interest owner in certain oil and gas leases, wells, and/or lands within the area described in Exhibit "A" attached hereto and by reference made a part hereof (the "Area of Dedication "), and may acquire additional interests in oil and gas leases, and/or lands within the Area of Dedication during the term of this Agreement (such current and future interests are referred to as the "Leases").

B.           Producer desires to have Transporter receive, gather or transport and redeliver all of Crude Oil owned by Producer which is produced from the Wells (as defined herein) and Leases within the Area of Dedication.

C.           Transporter desires to receive Producer's Crude at the Receipt Points and redeliver Producer's Crude at the Delivery Points (as such terms are defined herein), utilizing the facilities constructed, owned and operated by Transporter.

D.           Emerald Oil, Inc. and Dakota Midstream, LLC entered into that certain Crude Oil Dedication & Throughput Commitment Transportation Agreement dated effective July 1, 2014, as amended by that certain Amendment No. 1 dated effective November 19, 2014 (the "Original Agreement "),and Dakota Midstream, LLC assigned its interest under the Original Agreement to its Affiliate, Dakota Energy Connection, LLC effective March 23, 2015.

E.           Transporter initiated an open season and has filed a Tariff with the Federal Energy Regulatory Commission ("FERC') based on the Original Agreement ("Original Tariff ').

E.           The Parties desire now to amend and restate the Original Agreement in its entirety, effective as of July 1, 2014, to address and incorporate additional facilities to be constructed and operated by Transporter at the request of Producer to receive Producer's Crude from the same Initial System DSUs as identified in Exhibit "B-1" herein at certain new "Infill Receipt Points" in exchange for additional consideration to Transporter, with Transporter to modify the Original Tariff as needed to conform to the changes made herein.

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F.           The Parties also desire now to name and include Emerald WB LLC as a Producer Party to this Agreement and to have Emerald WB LLC ratify the Original Agreement.

Now therefore, in consideration of the mutual covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

REPRESENTATIONS & COMMITMENTS OF PRODUCER

1.1         Producer's Representations. Producer represents and warrants to Transporter, its successors and assigns, that Producer has the right to operate the Wells listed on Exhibit "B-2" and owns and has the right to dedicate and commit for physical delivery to and gathering by Transporter, Producer's Crude, as defined in Section 1.2 below, and that Producer has constructed, intends to construct, or shall cause to be constructed, the facilities necessary, if any, to enable Producer to deliver to Transporter at the Receipt Points all of Producer's Crude, in accordance with the terms and provisions of this Agreement, as well as any other facilities committed to by Producer under this Agreement.

1.2         Dedication. Producer hereby dedicates and commits to the performance of this Agreement and all of the terms and conditions herein for the Primary Term, as defined herein, as a covenant running with the land the following: (i) all of Producer's working interest share of Crude produced from the Wells operated by Producer; and (ii) all of Producer's working interest share of Crude from wells operated by parties other than Producer in which Producer takes its share of production in kind, if applicable (collectively "Producer's Crude"). Notwithstanding the foregoing, Producer's Crude shall not include: (i) Crude subject to a prior Crude dedication as of the Effective Date of this Agreement for the minimum duration of that prior Crude dedication; (ii) Crude produced from any lands or Leases that Producer in the future acquires in the Area of Dedication that are subject to a prior Crude dedication entered into by Producer's predecessor-in-interest for the minimum duration of the prior Crude dedication; (iii) Crude from Leases that are subject to a Temporary Release (for so long as such Temporary Release remains in effect) or a Permanent Release, all in accordance with. the terms of this Agreement; and (iv) Crude produced from any Leases otherwise subject to this Agreement that are no longer held by production or upon their termination, expiration or release if such Leases are not cured, renewed, top-leased, re-acquired or newly acquired in whole or in part by Producer, its successor-in-interest, their respective Affiliates, or any of their respective officers, directors, employees, agents, or representatives. Subject to the remaining terms of this Agreement, including the rights of Producer in the event of a Temporary Release or Permanent Release, as defined herein, either exclusion applies only for the remaining minimum duration of the prior Crude dedication, Producer will take all action necessary not to extend the duration of such prior Crude dedication, and upon the expiration of that prior Crude dedication such interest will automatically be dedicated and committed hereunder. Producer shall promptly furnish Transporter with notices of the termination of all prior Crude dedication arrangements and the anticipated date of first delivery of those barrels to Transporter's Crude System. Producer covenants to deliver all of Producer's Crude to Transporter at the Receipt Points without other disposition except as otherwise provided in this Agreement.

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1.3         Producer's Reservations.

i.            Producer, as a reasonable and prudent operator, hereby expressly reserves the following rights with respect to Producer's Crude and the Leases subject hereto:

a.           The right to deliver Crude to the lessors and owners of overriding royalties or other interests in the Leases if such owners are entitled to take such Crude in kind under the terms of the Leases and other instruments creating their interests entered into (1) prior to the Effective Date, with respect to Leases owned by Producer at the Effective Date, or (2) prior to the date such Leases are acquired by Producer, with respect to Leases acquired by Producer after the Effective Date;

b.           The right to pool or unitize the Leases (or any portion thereof) with other lands and leases. In the event of any such pooling or unitization, the Agreement will cover Producer's interest in the pool or unit and the Crude attributable thereto to the extent that such interest is derived from Producer's interest in the Leases.

ii.           Producer reserves the right to operate its Leases and Wells free of any control by Transporter in such a manner as Producer, in its sole discretion, may deem advisable, including without limitation the right to enter into farmouts of any Lease subject to this Agreement, to abandon any Well and surrender any Lease. Producer reserves the right to determine the maximum efficient rate of flow for any Well (including the right to curtail production due to low market demand for Crude) and shall not be required to produce any Well or Wells in any manner which in its sole judgment and discretion would not constitute good operating practice, nor shall Producer be obligated to drill additional Wells or to deepen, repair or rework any existing Wells.

1.4         Release Rights.

i.            Temporary Release. Notwithstanding any other provision herein, during any period after the Initial System In-Service Date, as defined in Section 2.4, when Transporter is unable or fails to accept delivery of any of Producer's Crude into Transporter's Crude System or provide alternative trucking transportation for Producer's Crude, in accordance with the terms of this Agreement for any reason whatsoever, including, without limitation, curtailment, Force Majeure or maintenance affecting Transporter's Crude System or any downstream pipeline or transporter, and there exists no uncured material breach of this Agreement on the part of Producer, then Producer may temporarily elect to deliver the Barrels of Producer's Crude which Transporter has failed to or is unable to accept to alternative facilities or transporters, or to provide its own trucking services, upon delivering written notice to Transporter of its intent to do so (a "Temporary Release "). Failure of Transporter to respond (or accept delivery of the excess Barrels of Producer's Crude) within twenty-four (24) hours to waiver request from Producer shall be deemed to be a confirmation by Transporter of lack of capacity on Transporter's Crude System. The Temporary Release of Producer's Crude shall only apply to those certain Barrels of Producer's Crude which Transporter is unable to so accept (the "Released Barrels "). Furthermore, during any Accounting Period in which a Temporary Release occurs, the applicable Minimum Barrels for such Accounting Period shall be reduced by an amount equal to the total of Released Barrels for such Accounting Period. Within thirty (30) days after Transporter's delivery of written notice to Producer of its ability to again accept delivery of the Released Barrels in whole or in part, the Temporary Release will terminate as to the quantity Transporter has specified in its written notice that it is able to receive and Producer shall resume delivery of such Released Barrels to Transporter.

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ii.           Permanent Release. Except for the six (6) month period commencing as of the Initial System In-Service Date, and subject to Section 2.5 in the context of future expansion beyond the Initial System, as applicable, in the event Transporter has not accepted delivery of the entire quantity of Producer's Crude made available by Producer at the Receipt Points for any reason whatsoever, including, without limitation, curtailment, Force Majeure or maintenance affecting Transporter's Crude System or any downstream pipeline or transporter, for a continuous period of ninety (90) consecutive days, or one hundred and twenty (120) days within a one hundred eighty (180) day period, Producer shall have the right to have the Leases and Wells affected thereby permanently released from this Agreement (a "Permanent Release") by delivering written notice thereof to Transporter within thirty (30) days after the expiration of any such ninety (90) consecutive day period or one hundred eighty (180) day period, as applicable. Furthermore, the applicable Minimum Barrels for each Accounting Period remaining during the Commitment Period shall be reduced by the Barrels produced from the Leases and Wells subject to Permanent Release for each such Accounting Period, in accordance with estimates of anticipated barrels previously provided by Producer pursuant to Section 2.7 that would have been delivered to Transporter's Crude System had the Permanent Release not occurred (the "Permanently Released Barrels").

1.5         Disposition Other than Delivery to Transporter. In consideration for the undertakings of Transporter under this Agreement, in the event that Producer, for any reason other than a failure of Transporter to accept delivery of any of Producer's Crude in accordance with this Agreement, transports for further disposition any of Producer's Crude by any means other than by delivery to Transporter, Producer shall promptly provide accurate records of such transport to Transporter. Producer shall be charged and shall pay the applicable Crude Transportation Fees to Transporter as though such Crude was delivered to Transporter at the Receipt Points for transportation on Transporter's Crude System (as such terms are defined herein) plus fifteen percent (15%). Upon Transporter's receipt of Producer's payment in full for such Barrels, such Barrels shall be deemed to be "Delivered Barrels" for purposes of calculation of the Shortfall Payment described in Exhibit "E". For the avoidance of doubt, this Section 1.5 shall not apply to Released Barrels or Permanently Released Barrels.

1.6         Memorandum of Agreement. Upon execution of this Agreement, the Parties shall concurrently execute a new Memorandum of this Agreement, in substantially the same form attached as Exhibit "D" including a legal description of the Area of Dedication that corrects and replaces the Memorandum of the Original Agreement by expressly including Emerald WB LLC as a dedicating party, together with any of Producer's other Affiliates which own or control leasehold interests or Crude from leasehold interests located within the Area of Dedication, during the Primary Term or Extended Term of this Agreement. Such Memorandum shall be placed of record in each county in which the Leases are located with Producer to bear all costs. In the event of any Permanent Release or termination of this Agreement, in whole or in part, the Parties shall execute appropriate instruments to be placed of record in each county in which the Leases are located, providing notice of the amended Area of Dedication or termination of this Agreement.

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1.7         Crude Purchaser. It is understood that Producer may enter into arrangements with purchasers of Crude Oil under which Producer's Crude may be sold to the purchaser ("Crude Purchaser" whether one or more) at or near the well pads and prior to delivery to Transporter, or downstream of the Delivery Points. If such arrangements are entered into by Producer, Producer will require the Crude Purchaser to deliver all of Producer's Crude to Transporter under the terms of this Agreement and, subject to the terms and provisions hereof, all of Producer's Crude shall remain dedicated and committed to this Agreement and subject to all provisions contained in this Agreement and Producer shall cause the Crude Purchaser to execute an adoption and ratification of this Agreement in a form and substance reasonably acceptable to Transporter.

1.8         Further Arrangements. Producer commits that, during the term of this Agreement, it will maintain, or cause its Crude Purchaser, if applicable, to maintain all necessary arrangements to provide for the further shipment or disposition of Producer's Crude at the Delivery Points. Transporter will use reasonable efforts to enter into interconnect agreements at the Delivery Points with third party pipelines and/or rail loading facilities to facilitate the further shipment or disposition of Producer's Crude. Further, Producer agrees that any connection fees, transfer fees, throughput fees or similar charges to flow Producer's Crude into a third party facility at the Delivery Points shall be borne by Producer.

1.9         Other Owner Crude. It is expressly agreed by the Parties that, except as specifically provided herein, Producer does not dedicate to the performance of this Agreement any Crude Oil attributable to the interests of other non-Affiliate working interest owners, non-Affiliate overriding royalty owners or royalty owners ("Other Owners") in the Wells or Leases operated by Producer within the Area of Dedication. However, in the event Other Owners fail to take their shares of production in kind from time to time, and such shares of production are not subject to prior dedications to third party gatherers, and Producer elects to arrange for the temporary disposition of the shares of production of such Other Owners, then the Crude attributable to such shares of Other Owners ("Other Owner Crude") shall be deemed to be "Producer's Crude"; provided, however, that such Other Owner Crude shall not thereby become dedicated to this Agreement and shall not be entitled to receive the highest priority of service afforded Producer's Crude pursuant to Section 3.5 except as required by law or applicable tariff without ratification or other formal agreement by the Other Owners, and such Other Owners shall retain their right and obligation to take their share of production in kind. To the extent Producer tenders Other Owner Crude, Producer represents and warrants to Transporter, its successors and assigns, that Producer has the right to deliver for gathering to Transporter the allocated share of Other Owner Crude tendered by Producer and indemnifies Transporter accordingly.

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ARTICLE II

FACILITIES

2.1         Transporter's Crude System. Transporter will construct, operate and maintain a Crude Oil gathering system comprised of the Initial System, and any Future Receipt Points, Future Delivery Points and expansions of Transporter's Crude System constructed pursuant to Section 2.5 (collectively "Transporter's Crude System") located as necessary to enable Transporter to receive and transport Producer's Crude from the Area of Dedication at the Receipt Points and redeliver equivalent Barrels of Crude, less Pipeline Loss Allowance and Crude provided as line fill, as defined herein, to Producer or Producer's designee at the Delivery Points. Transporter shall construct and operate the Transporter's Crude System in a workman-like manner and in accordance with good oilfield practices and in compliance with any applicable permits and licenses and all applicable rules, laws and regulations. Transporter 's Crude System will consist of:

i.           "Pipelines" mean various gathering or transportation pipelines from the Receipt Points to the Delivery Points, together with appurtenances thereto, with sufficient capacity across Transporter's Crude System, to receive, transport and redeliver Producer's Capacity, as defined in Section 3.1, attributable to such Receipt Point (as defined immediately below).

ii.           "Receipt Points" shall mean the facilities needed to connect Producer's facilities located at the locations described on Exhibit "B" as RPI through RP8 (the "Initial Receipt Points") and as RP10 through RP14 and RP16 (the "Infill Receipt Points") together with any additional locations installed as part of any expansion of Transporter's Crude System beyond the Initial System (the "Future Receipt Points"). The "Custody Transfer Point" shall be the same point as the "Receipt Point", which for both shall be the connection with Transporter's Crude System, the first flange downstream of the lease automatic custody transfer facilities ("LACTs") assembly.

m.         "Delivery Points" include the following facilities for the purpose of redelivery of Crude to Producer or its Crude Purchaser or other designee at locations described on Exhibit "B" (the "Initial Delivery Points") together with any additional locations installed as part of any expansion of Transporter's Crude System (the "Future Delivery Points "):

a.           Sufficient storage capacity to provide for proper operation of Transporter's System.

b.           Pump facilities, as necessary, to transfer Producer's Crude from the storage facilities to the Delivery Points (as described below in Section 2.3 and on Exhibit "B"), with custody transfer metering provided by the interconnecting parties. The Barrels of Producer's Crude delivered at the Delivery Points shall be based on the measurements provided by the interconnecting parties' metering.

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c.           Transporter will use its commercially reasonable efforts, and Producer will support and assist Transporter, to obtain physical Delivery Point Interconnections with downstream third party facilities. Producer shall bear its pro rata share of all Actual Construct Costs of interconnection of Transporter's Crude System with third party facilities with the interconnection to be owned and operated by Transporter. Transporter shall furnish, own and operate all Delivery Point meters if such meters are not furnished, owned and operated by third party operators of downstream interconnecting third party facilities.

iv.          Transporter's Initial System will also include actual line fill supplied by Producer to Transporter, at no cost or expense to Transporter, during the month of injection of the Crude for line fill from the Wells connected to Transporter's Crude System. For the avoidance of doubt, line fill shall be considered to be Delivered Barrels. To the extent that Transporter provides transportation services on any part of Transporter's Crude System to a party other than Producer, Producer's Crude Purchaser, or other designee, Transporter shall require the third party or Producer, as applicable, to provide its pro rata share of additional line fill (and credit Producer accordingly) for the portion of Transporter's Crude System used by that party.

v.           The portion of Transporter's Crude System that consists of the Initial System, as described below, will be designed and constructed to be capable of handling the Crude Barrels existing and anticipated from the Initial System DSUs defined herein.

2.2         Rights-of-Way. At the time of executing this Agreement, Producer has completed its acquisition of rights-of-way (the "ROW' or "ROWs") from certain landowners within the Area of Dedication ("Landowners") authorizing the construction, installation and operation of multiple pipelines within the same right-of-way corridor. Producer shall be able to assign the ROWs in part to Transporter, so as to grant Transporter the right to install a single crude gathering line and related facilities in the corridor of the ROW in connection with the construction, installation and operation of the Initial System. Due to Producer's existing relationship with the Landowners and in an effort to maximize efficiency, Producer will continue to interface directly with the Landowners until such time as the ROWs have been partially assigned to Transporter, except as described below. Producer has tendered compensation to the respective Landowner and has recorded the respective ROW with the McKenzie County Clerk and Recorder. With respect to each ROW, until such time as Producer assigns the ROWs to Transporter, Producer shall indemnify and hold harmless Transporter, its Affiliates, and their respective employees, officers, directors, contractors and subcontractors (collectively, "Transporter Indemnified Parties") from and against any and all trespass claims or claims arising out of the invalidity of any ROW brought by third party landowners arising from Transporter' s ingress to, egress from, entry upon, and use of such ROWs for survey, construction, installation and operation of the Transporter's Crude System except to the extent arising from the gross negligence or willful misconduct of Transporter Indemnified Parties.

Producer shall use commercially reasonable efforts to obtain any third party consents required to assign its ROWs to Transporter (each a "Consent to Assign"). In the event Producer, despite commercially reasonable efforts, is unable to obtain any Consent to Assign, Producer shall continue to hold such ROW for the benefit of Transporter until such time as the Consent to Assign is obtained. Concurrently with the execution of this Agreement, Producer shall partially assign the ROWs to Transporter, pursuant to the form of assignment attached hereto as Exhibit "G", and within thirty (30) days of receipt of detailed invoice and reasonably requested supporting documentation, Transporter shall pay Producer twenty percent (20%) of the actual and direct costs incurred in obtaining the ROWs (based on five (5) pipelines allowed within a ROW and adjusted up or down for fewer or more pipelines properly located within a single ROW).

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However, if Transporter determines that any ROW is unnecessary for the Initial System, or is insufficient, lacking, or otherwise defective, such that Transporter in its reasonable discretion must acquire a new right-of-way in lieu thereof, such ROW shall not be assigned to Transporter and Transporter shall not pay any portion of the costs associated with such ROW.

Transporter may proceed to interface with and acquire the real property interests it requires, including additional rights-of-way or amendments to ROWs to serve the Infill Receipt Points directly from the Landowners or other owners of such interests ("Transporter ROWs"). In the event that Transporter, despite commercially reasonable efforts, is unable to obtain any right-of-way deemed necessary for Transporter in its reasonable discretion to construct and install the portions of the Initial System serving the Infill Receipt Points prior to May 31, 2015 (an "Outstanding ROW"), Transporter may proceed with re-routing the course of the affected portion of the Initial System and acquire additional Transporter ROWs to circumvent any uncooperative third party landowners with Transporter to bear such Outstanding ROW costs and re-routing costs in the aggregate up to Eighty-Three Thousand Three Hundred and Thirty Three dollars ($83,333), which costs shall not be included in the Actual Construct Costs. In the event the Outstanding ROW costs are anticipated to exceed $83,333 the Parties shall promptly meet to develop a mutually agreeable plan to complete acquisition of Outstanding ROW. The Initial System Target In-Service Date shall be extended, as an Excused Delay as defined in Section 2.4 below, by the number of days, if any, that the construction and installation of the Initial System is delayed in order to acquire Outstanding ROW or agree on a course of action, or otherwise due directly to the Outstanding ROW.

2.3         Producer's Facilities and Construction. Producer, at its own expense, shall construct, equip, maintain and operate all facilities upstream of the Receipt Points necessary to enable Producer to deliver all of Producer's Crude to Transporter at the Receipt Points, including without limitation the following listed facilities together with all other facilities upstream of the Receipt Points as identified in Exhibits "B" and "B-2" necessary to enable Producer to deliver all of Producer 's Crude to Transporter at the Receipt Points, including without limitation, mechanical separation equipment. Producer shall provide the following facilities:

i.            "Well Meters " meaning the meters designated from time to time by Producer, located upstream of the LACT units, for metering Crude Oil on a Well-by-Well basis for Wells located on the Well Pad delivering to the Receipt Points LACTs. Producer shall install, own and operate the Well Meters. The Well Meters will be used for any required allocations to the individual wells as determined by Producer, but will not be used for determining the volumes of Producer's Crude delivered to Transporter. For all purposes under this Agreement, the volume of Producer's Crude delivered to Transporter will be determined by custody transfer measurement at the Receipt Points, not the Well Meters.

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ii.         "LACTs" shall mean the lease automatic custody transfer facilities to be supplied, owned and operated by Producer for Producer's Crude, with Transporter having a preferential right to purchase and operate such LACTs in the absence of Producer's continued ownership and operation;

iii.          rerun piping from the outlet of each Receipt Point and as otherwise needed to Producer's tankage for the return of rejected Crude Oil;

iv.         all pumps and other facilities upstream of the Receipt Points necessary to enable Producer to deliver all of Producer's Crude to the Receipt Points and able to provide a pressure necessary for delivery into Transporter's Crude System; and

v.           power and other utilities for Producer's facilities. Additionally, Producer will provide Transporter with power and other utilities for use by Transporter's Crude System.

2.4         Initial System. The "Initial System" will consist of the initial facilities of Transporter, described generally above and on Exhibit "B", as necessary to connect the Initial Receipt Points and Infill Receipt Points with the Initial Delivery Points, also described on Exhibit "B". The Parties have agreed upon the configuration, design and construction of Transporter's Crude System and have deemed the Initial System as sufficient to serve all of Producer's Minimum Barrels commitment stated in Exhibit "E", and that the Initial System is sufficient to serve all of Producer's anticipated Barrels of Producer's Crude from the Wells identified on Exhibit "B-2" (collectively , the "Initial System Wells") at the Initial Receipt Point or Infill Receipt Point listed in the column "Transporter Receipt Point Construction Responsibilities" next to each such Well.

Subject to events of Force Majeure, severe winter weather, frost laws, road restrictions and other requirements or delays imposed by government agencies including without limitation delays in issuing ROWs on federal lands needed for the portion of Transporter's Crude System serving the Infill Receipt Points, whether or not within the scope of Force Majeure, that would make the diligent pursuit of similar construction or installation operations unreasonable for a reasonably prudent McKenzie County North Dakota gatherer faced with similar conditions (whether one or more, "Excused Delays"), Transporter shall diligently construct, install and complete (y) the portion of Transporter's Crude System serving the Initial Receipt Points as described on Exhibit "B" and Exhibit "B-2" on or before June 1, 2015 (the "Start-Up Target Date"), and (z) all of the Initial System including the Initial and Infill Receipt Points, on or before August 31, 2015, as extended by the number of Days equal to any Excused Delay event (the "Initial System Target In-Service Date ") . The Parties each agree that their respective obligations to meet the Start-Up Target Date are on a reasonable commercial efforts basis with no credits or penalties applicable to either Party for non-achievement. Producer acknowledges and agrees that any receipt, gathering and delivery of Crude by Producer prior to the Initial System In-Service Date shall incur the applicable Crude Delivery Fees and shall be provided on an interruptible basis at Transporter's sole discretion as Transporter may be completing the installation and construction of its Crude System and may also need to undertake calibration and other activities to achieve the Initial System In-Service Date during that period, provided however, that Transporter shall notify Producer 24 hours or as soon as practicable prior to any activities of Transporter that may reasonably be expected to cause an interruption or otherwise prevent Transporter from receiving Crude from any Receipt Point from which Transporter has previously accepted Crude, and Transporter shall keep Producer fully informed of the progress of such activities and any anticipated resumption of service from such Receipt Point(s). The date on which Transporter has completed the construction and installation of the Initial System, in its entirety so as to be capable of receiving Producer's Crude from all of the Initial Receipt Points and Infill Receipt Points identified on Exhibits "B" and "B-2", shall be the "Initial System In-Service Date". For avoidance of doubt, such completion by Transporter shall be a deemed achievement of the Initial System In-Service Date notwithstanding the Initial System's partial or complete inability to accept and flow Crude on the Initial System when such inability arises solely from Producer's delay or failure to complete its responsibilities and obligations under this Agreement, as extended by Force Majeure or in the case of delay or failure to complete re-run piping if caused by frost laws imposed by government agencies.

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i.            In the event, subject to Force Majeure or Excused Delay, Transporter fails to complete its construction of the Initial System, in its entirety per Section 2.4, Exhibit "B" and Exhibit "B-2", on or before the Initial System Target In-Service Date, and Producer has completed all facilities upstream of the Initial and Infill Receipt Points per Section 2.3, Exhibit "B" and Exhibit "B-2", and is otherwise ready, willing and able to deliver Producer's Crude to that portion of the Initial System that is not completed, the following shall occur:

a.           the applicable Minimum Barrels for each Accounting Period, or portion thereof, between the Initial System Target In-Service Date and the Initial System In-Service Date, shall be reduced by the Barrels of Producer's Crude produced from the Initial System In-Service Date Wells that would have been transported on the Initial System had such System been in operation for each such Accounting Period (the "Transporter's Initial System Delay Barrels "); and

b.           In lieu of Producer receiving a credit against the Crude Transportation Fees owed by Producer, Producer may assess a per diem penalty against Transporter for each day of delay with the per diem penalty amount equal to Twenty-One cents ($0.21) per Barrel for the Transporter's Delay Barrels ("Initial System Transporter Delay Fee") up to a maximum total payment of Two Million dollars ($2,000,000) in the aggregate for all Transporter's Initial System Delay Penalty under this Agreement together with all "Transporter's [or Gatherer's] Initial System Delay Pre-Inservice Barrels [or Volumes]" as defined under the Related Dedication Agreements described in Section 8.3 herein as the "Initial System Pre-Inservice Credit”. The Parties acknowledge and agree that any Initial System Transporter Delay Fee arises wholly from construction delays of Transporter, and is unrelated to transportation services provided by Transporter under its Tariff. In the event this limitation on payment to Producer is inconsistent with any FERC requirements, the Parties agree to pursue a mutually fair and equitable solution.

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ii.           In the event Transporter has completed its construction of the Initial System, in its entirety per Section 2.4, Exhibit "B" and Exhibit "B-2", on or before the Initial System Target In-Service Date, but, subject to Force Majeure or in the case of delay or failure to complete re-run piping if caused by frost laws imposed by government agencies, Producer has failed to complete all facilities upstream of the Initial and Infill Receipt Points per Section 2.3, Exhibit "B" and Exhibit "B-2", and Transporter is otherwise ready, willing and able to receive and gather Producer's Crude on that portion of the Initial System, then the following shall occur:

a.           the applicable Minimum Barrels for each Accounting Period, or portion thereof, between the Initial System Target In-Service Date and the Initial System In-Service Date, shall be reduced by the Barrels of Producer's Crude produced from the Initial System In-Service Date Wells that would have been transported on the Initial System had Producer's Crude Facilities been in operation for each such Accounting Period (the "Producer's Initial System Delay Barrels ").

b.           Producer shall pay Transporter an amount equal to Twenty-One cents ($0.21) per Barrel for the Producer's Initial System Delay Barrels ("Initial System Producer Delay Fee") beginning in the first Accounting Period following the Initial System In-Service Date and continuing for each successive Accounting Period until the payment is satisfied in full, up to a maximum total payment of Two Million dollars ($2,000,000) for all Producer 's Initial System Delay Barrels under this Agreement together with all "Producer's Initial System Delay Pre-Inservice Barrels [or Volumes]" as defined under the Related Dedication Agreements described in Section 8.3 herein ("Initial System Pre-Inservice Fee "). The Parties acknowledge and agree that any Initial System Producer Delay Fee arises wholly from construction delays of Producer, and is unrelated to transportation services provided by Transporter under its Tariff. In the event this limitation on payment by Producer is inconsistent with any FERC requirements, the Parties agree to pursue a mutually fair and equitable solution.

iii.          In addition to Producer's remedies under Section 2.4(i), in the event Transporter fails to complete its construction of the Initial System, in its entirety per Section 2.4, Exhibit "B" and Exhibit "B-2", on or before the date that is sixty (60) Days after the Initial System Target In-Service Date, and Producer has completed all facilities upstream of the Initial and Infill Receipt Points per Section 2.3, Exhibit "B" and Exhibit "B-2" and is otherwise ready, willing and able to deliver Producer's Crude to that portion of the Initial System that is not completed, Producer shall have the option, exercisable in its sole discretion, to elect by written notice to Transporter to construct and install the remainder of the Initial System, at Producer's sole cost and expense, whereupon Producer shall not owe any Crude Transportation Fees for any Crude delivered to the Initial and Infill Receipt Points or flowing through that portion of the Initial System constructed and installed by Producer, until such time as the amount of Crude Transportation Fees otherwise attributable to such Crude, but retained by Producer, is equal to one hundred and ten percent (110%) of the total of Actual Construct Costs incurred by Producer to complete the construction and installation of the remainder of the Initial System.

iv.         Transporter shall keep Producer reasonably informed of the progress on the construction and installation of the Initial System, and any Excused Delays in connection therewith. Producer shall have the right to have its representative present during any onsite construction or installation operations of the Initial System.

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2.5         Future Expansion Beyond the Initial System. After installation of the Initial System, Transporter will install and connect such Future Receipt Points, Future Delivery Points, and expansions of Transporter's Crude System, including but not limited to, installing additional or "looped" gathering lines or a larger diameter pipe that Transporter in its sole judgment determines are necessary or desirable to gather or transport Producer's Crude dedicated under this Agreement from subsequent completed Wells drilled or acquired by Producer within the Area of Dedication as set forth in this Section 2.5. For avoidance of doubt, any expansion of Transporter's Crude System to serve Producer's Wells located outside of the Area of Dedication is not contemplated by or covered under the scope of this Agreement. The Parties agree that Transporter will own and operate any and all future expansions to Transporter's Crude System including any Producer Built Transportation Facility, as defined in Section 2.6 herein.

i.            In addition to providing Transporter with annual drilling plans and quarterly updates to those plans under Section 2.7 below, Producer shall give Transporter written notice (a "Connection Notice" ) one hundred twenty (120) to ninety (90) Days prior to the completion of any new Well located within the Area of Dedication but outside of the Initial System DSUs, or within ten (10) days after acquiring any such completed Well, specifying: the Well name; Well location; the location of the nearest Receipt Point or proposed Future Receipt Point, as applicable, for such Well; drilling, completions and anticipated recompletion details; the minimum anticipated initial and annual Barrels of Producer's Crude from such Well together with the anticipated available Barrels of Producer's Crude and Other Owner Crude from the drilling spacing unit ("DSU') in which the Well is located as may be requested by Transporter; and if a Distant Expansion under subsection (iv) below applies, also specifying up to four (4) DSUs that are each directly adjacent to or cornering the DSU (the "Contiguous DSUs") of the Distant Well (defined below) for possible Permanent Release at Producer 's sole discretion under subsection (iv)(a) below if (iv)(a) applies and the anticipated available volumes of Producer's Crude from the four (4) Contiguous DSUs as may be requested by Transporter (the anticipated volumes from the DSU of the Distant Well and the four (4) Contiguous DSU Barrels if requested, are collectively the "Connection Barrels"). Concurrently with its Connection Notice under this Agreement, Producer shall provide Transporter with "Connection Notices" concerning the Well as required under the Related Dedication Agreements described in Section 8.3 of this Agreement. If a Well that is the subject of a Connection Notice is not completed within one hundred twenty (120) days of the Connection Notice, following good faith discussions with Producer, Transporter shall then have the option to deem the Connection Notice as invalid and of no further effect.

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ii.           In the event the Well, or the Future Receipt Point, if applicable, as identified in the Connection Notice requires less than or equal to a three (3) mile expansion of Transporter's Crude System from an existing Receipt Point or Delivery Point, as Transporter's Crude System exists as of the date of the Connection Notice (a "Nearby Well"), Transporter shall have the first option to construct, install and place into operation an expansion of Transporter's Crude System to connect to the Nearby Well at Transporter's sole cost and expense, in exchange for Transporter's ability to charge Producer an additional fee per Barrel for any Crude from such Nearby Well or any other Well Producer flows through such expansion constructed by Transporter based on the sample calculation set forth in Exhibit "H," such that Transporter has recouped its Actual Construct Costs incurred by Transporter to construct the expansion plus incremental operating expenses and capital expenditures, including capital expenditures needed to modify or upsize the Initial System or a prior expansion of the Initial System to accommodate the Connection Volumes, over a five (5) year period and receive a seven and a half percent (7.5%) internal rate of return ("IRR" as calculated by the Microsoft Excel IRR function financial formula) and trued up quarterly ("Expansion Fee" ) . For the avoidance of doubt the Expansion Fee shall be in addition to all other Crude Transportation Fees due for the Connection Volumes and such Expansion Fee shall be reduced equitably if Transporter, in its sole discretion, elects to construct and install an expansion of larger size or greater capacity than requested by Producer in its Connection Notice or required to serve Producer's Connection Barrels.

iii.          Subject to Force Majeure and the condition that Producer has in fact completed such a Nearby Well, in the event Transporter fails to timely construct, install and make available for operation on or before the later of ninety (90) days from receipt of the Connection Notice or the date the Well identified in the respective Connection Notice is completed, an expansion of Transporter's Crude System to connect the Connection Barrels from the Nearby Well, following good faith discussions with Transporter, Producer shall then have the option either to:

a.           Construct and install an expansion of Transporter's Crude System to connect Transporter's Crude System existing at that time to the Nearby Well, at Producer's sole cost and expense, in exchange for Producer receiving a credit against any Base Fee component of the Crude Transportation Fees otherwise owed Transporter for any Crude from such Nearby Well or any other Well flowing through such expansion constructed by Producer, until such time as the amount of the Base Fee component of the Crude Transportation Fees otherwise attributable to such Crude, but retained by Producer, is equal to the total of Actual Construct Costs incurred by Producer to construct the expansion based on the sample calculation set forth in Exhibit "H," such that Producer has recouped its Actual Construct Costs incurred by Producer to construct the expansion plus incremental operating expenses and capital expenditures, including capital expenditures needed to modify or upsize the Initial System or a prior expansion of the Initial System to accommodate the Connection Volumes, over a five (5) year period and receive a seven and a half percent (7.5%) IRR and trued up quarterly ("Expansion Credit” ); or

b.           Subject to Section 1.4(ii), obtain a Permanent Release from this Agreement of the Nearby Well and any of the Leases located within the same DSU as the Nearby Well but not located within an Initial System DSU.

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iv.         In the event the Well, or the Future Receipt Point or Delivery Point, if applicable, as identified in the Connection Notice requires more than a three (3) mile expansion of Transporter's Crude System, as Transporter's Crude System exists as of the date of the Connection Notice ("Distant Well"), or involves a connection of Transporter's Crude System with facilities of third parties not connected to Transporter's Crude System as of the date of the Connection Notice (one or both situations, a "Distant Expansion"), the Parties shall promptly pursue good faith negotiations of mutually agreeable terms and conditions of such an expansion and strive to enter into a definitive separate agreement or written amendment setting forth a definitive agreement as to such Distant Expansion. In the event the Parties have not reached agreement, on or before the later of ninety (90) days from receipt of the Connection Notice or the date the Well identified in the respective Connection Notice is completed, for the terms of such a Distant Expansion of Transporter's Crude System, following good faith discussions with Transporter, Producer shall have the option to:

a.           Subject to Section l .4(ii), obtain a Permanent Release from this Agreement of any of the Leases located within the DSU of the Distant Well and the four (4) Contiguous DSUs but only if such Leases are not located within an Initial System DSU.

v.           Transporter shall keep Producer reasonably informed of the progress on the construction and installation of any expansion of Transporter's Crude System. Producer shall have the right to have its representative present during any onsite construction or installation operations of any expansion of Transporter's Crude System.

vi.          The Parties agree that the terms and conditions of any future expansion beyond the Initial System that are not related to transportation service may be addressed in a separate facilities construction agreement between the Parties on the condition that they remain consistent with this Agreement.

2.6         Construction or Expansion by Producer. In the event Producer elects to construct, install or expand any portion of Transporter 's Crude System pursuant to an express right provided under this Agreement (a "Producer Built Transportation Facility "), the following shall apply:

i.            Each Producer Built Transportation Facility shall be constructed and installed by Producer according to the reasonable design and construction specifications of Transporter. In constructing and installing the Producer Built Transportation Facility, Producer shall have the right to utilize any available crude pipeline right-of-way or easement rights of Transporter and any materials of Transporter, at cost.

ii.           Upon completion of any Producer Built Transportation Facility, Producer shall assign such Producer Built Transportation Facility to Transporter, at no charge to Transporter, but expressly subject to the terms of this Agreement, whereupon it shall become part of Transporter's Crude System.

m.          If Producer has incurred Actual Construct Costs pursuant to Section 2.5(iii)(a), once Producer has recouped all of such Costs pursuant to Section 2.5, Transporter may begin to assess the applicable Base Fee component of Crude Transportation Fees for all Crude delivered by Producer into or flowing through such Producer Built Transportation Facility. Transporter may begin to assess all other components of the Crude Transportation Fees for all Crude delivered by Producer beginning upon the commencement of receipt into or flow through such Producer Built Transportation Facility.

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iv.         For the avoidance of doubt, for purposes of determining whether Producer has delivered the Minimum Barrels in any Accounting Period pursuant to the terms and conditions set forth on Exhibit "E", any Crude delivered during such Accounting Period for which Producer does not owe any Base Fee component of the Crude Transportation Fees pursuant to its incurrence of Actual Construct Costs pursuant to Article 2 of this Agreement shall be included in the Delivered Barrels.

2.7         Producer's Anticipated Barrels. Upon the execution of this Agreement, and thereafter by October first (1st) of each calendar year, Producer shall communicate its drilling, completion and recompletion plans to Transporter in writing, including locations, anticipated spud dates, together with anticipated Barrels to be delivered to Transporter, for the next calendar year. Additionally , during Transporter's construction of facilities to serve the Infill Receipt Points, Producer shall promptly notify Transporter of any delay in its drilling and completion schedules for the Wells identified in Exhibit "B-2'', including without limitation delays in completion of any Wells on Exhibit "B-2" later than June 1, 2015 . At all other times during the Primary Term or Extended Term, no later than the last day of each calendar quarter, Producer shall notify Transporter in writing with reasonable detail of any changes or additions to its drilling plans for the succeeding twelve (12) Accounting Periods. In addition to providing Connection Notices, pursuant to Section 2.5(i), Producer shall provide updates to Transporter, as needed, of specific drilling and completion plans, actual initial production dates, and additional volumes from Other Owner Crude or from prior dedications.

2.8         Ownership of Facilities. Producer expressly does not by the terms of this Agreement, sell, transfer or assign unto Transporter any title or interest whatsoever in the Leases or any pipelines or other equipment of any nature owned or used by Producer in the operation of Producer's Wells and the Leases. Transporter expressly does not by the terms of this Agreement, sell, transfer or assign unto Producer any title or interest whatsoever in Transporter's Crude System, or any pipelines or other equipment of any nature owned and used by Transporter in the operation of Transporter's Crude System or its performance of services under this Agreement.

ARTICLE III

TRANSPORTATION SERVICE

3.1         Producer's Capacity. Commencing on the Initial System In-Service Date and subject to the capacity allocation and apportionment provisions of Transporter's Tariff, Transporter shall make available Capacity equal to Producer's anticipated Barrels of Producer's Crude to be delivered pursuant to Sections 2.4 and 2.7 ("Producer's Capacity ") in the aggregate, for the benefit of Producer's Crude, subject to Force Majeure and the capacity of the Initial System. On a daily basis, any capacity available in the Transporter's Crude System in excess of the lesser of Producer' s Capacity or the actual amount of Producer's Crude made available for delivery by Producer to Transporter each Day hereunder, shall be available to Transporter for third party Barrels on such Days. Producer 's Capacity shall be adjusted upward by additional Connection Barrels served by expansions of Transporter's Crude System pursuant to Section 2.5 of this Agreement, and downward by Permanently Released Barrels pursuant to Section l .4(ii) of this Agreement.

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3.2         Transportation. Subject to the terms and conditions of this Agreement and subject to Transporter's Tariff, Transporter shall receive at the Receipt Points and gather Producer's Crude utilizing Transporter 's Crude System, up to Producer's Capacity, and redeliver the same quantity, quality and API gravity in Barrels of Producer's Crude less the Pipeline Loss Allowance to Producer or its designee at the Delivery Points in consideration of Producer's payment of the Crude Transportation Fees provided on Exhibit "E". In accordance with and subject to Transporter's Tariff, Transporter also agrees to receive and transport any of Producer's Crude in excess of Producer's Capacity and Other Owner Crude on an uncommitted basis and to redeliver to Producer or its designee the equivalent Barrels of Crude, less Pipeline Loss Allowance to Producer or its designee at the Delivery Points in consideration of Producer's payment of the Crude Transportation Fees provided on Exhibit "E" for such Producer's Crude and Other Owner Crude.

3.3         Uniform Delivery Rate. Producer's Crude will be delivered and redelivered on a uniform basis consistently and Producer may not vary its production or utilize portions of Transporter's Crude System ina manner designed to take advantage of market changes, obtain storage services or act as peaking service.

3.4         Third Party Crude. Producer acknowledges and understands that Transporter will receive Producer's Crude utilizing Transporter's Crude System which may also receive and commingle Producer's Crude with Third Party Crude delivered to Transporter by other parties, at all times subject to Transporter's Tariff, Producer's Capacity and such Third Party Crude meeting the Crude Oil Quality Specifications set forth in the attached Exhibit "F." Accordingly, the Crude Oil delivered to the Producer or Producer's Crude Purchaser or other designee at the Delivery Points may not be the same Crude Oil, but shall have the same quality, API gravity and other characteristics, as Producer's Crude delivered to the Receipt Points.

3.5         Priority of Service. Except for any Other Owner Crude that has not been dedicated to this Agreement by ratification or other formal agreement entered into by such Other Owners and in accordance with and subject to Transporter' s Tariff, Producer's Crude, up to Producer's Capacity, shall obtain highest priority on Transporter's Crude System with respect to capacity allocations, interruptions, or curtailments. On a Receipt Point or Delivery Point basis as applicable, in accordance with and subject to Transporter's Tariff Producer's Crude will be the last Crude curtailed from Transporter's Crude System in the event of an interruption or curtailment affecting specific Receipt Points or Delivery Points rather than Transporter's Crude System as a whole, and all of Producer's Crude affected by a particular Receipt Point or Delivery Point will be treated in the same manner in the event an allocation is necessary except as otherwise provided in Transporter's Tariff. Transporter agrees not to contract to provide, at any time, transportation service on Transporter's Crude System on a basis that has a priority higher than what Producer's Crude is entitled to pursuant to this Section 3.5 and under this Agreement, except as otherwise provided in Transporter's Tariff.

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ARTICLE IV

EXHIBITS

4.1         Exhibits. All Exhibits attached to this Agreement are incorporated into and made an integral part of this Agreement by reference including the General Terms and Conditions set forth in the attached Exhibit "C" (the "GT&C").

4.2         Order of Precedence. In the event of any conflict between the terms as set out in the body of this Agreement and those set out in the GT&C, the terms in the body of this Agreement shall control. In the event of any conflict between the terms as set out in the body of this Agreement and those set out in Transporter's Tariff, the terms in the Tariff shall control.

ARTICLE V

CONSIDERATION & FEES

5.1         Fees. Transporter shall charge and Producer shall pay the applicable "Crude Transportation Fees" and any "Shortfall Payment" described on Exhibit "E" based on the total Barrels of Crude delivered by Producer or its Crude Purchaser and received at the Receipt Points. If and as applicable under Section 2.4(ii)(b), Transporter shall charge and Producer shall pay the Initial System Pre-Inservice Fee. If and as applicable under Section 2.5, Transporter shall charge and Producer shall pay the Expansion Fee.

5.2         Annual Fee Adjustments. The Base Fee and any applicable Miscellaneous Fees including without limitation the Expansion Fee may be adjusted annually during the term of this Agreement, effective July 1 for the prospective twelve-month annual period ending June 30, the first prospective annual period beginning July 1, 2020, by multiplying the rate in effect on June 30 immediately prior to the annual period to which the adjustment shall apply by the index published by the FERC pursuant to Section 342.3(d) of the oil pipeline rate regulations of the FERC, but shall never be less than the Base Fee set forth in Exhibit "E".

5.3         Utilities. Producer shall furnish utilities needed for Transporter's Crude System at the Receipt Points. In addition to the Crude Transportation Fees and utilities furnished by Producer, Transporter shall charge and Producer shall pay its pro rata share of the actual utility costs incurred by Transporter in connection with operating its Crude Transportation System including any necessary power costs incurred in connection with the Delivery Points. The actual utility costs shall be allocated on a pro-rata basis to each shipper of Crude Oil on Transporter's Crude System each Accounting Period based upon throughput of all Crude through Transporter's Crude System during such Accounting Period, or as otherwise provided in applicable tariff.

5.4         Pipeline Loss Allowance. The difference between the Barrels of Producer's Crude as measured at the Receipt Points and the summation of the measurements provided by the interconnecting parties at the Delivery Points shall be considered as a pipeline loss allowance for all losses sustained on Transporter's Crude System due to evaporation, measurement and other losses in transit ("Pipeline Loss Allowance "). The Pipeline Loss Allowance shall be allocated on a pro-rata basis to each shipper of Crude Oil on Transporter's Crude System. Transporter shall not be responsible to Producer for the Pipeline Loss Allowance. Notwithstanding anything to the contrary herein, Producer's pro rata share of Pipeline Loss Allowance for any Accounting Period, shall not exceed one percent (1.0%) Producer's Crude delivered to Transporter's Crude System for such Accounting Period.

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ARTICLE VI

NOTICES

6.1         Notice Process. All notices and communications required or permitted under this Agreement shall be in writing and shall be considered as having been given if delivered personally, or when received by mail, by electronic means (confirmed as received before 5 p.m. at the place of receipt), or by express courier, postage prepaid, by either Party to the other at the addresses given below. Routine communications, including monthly statements, shall be considered as duly delivered when mailed by ordinary mail or by electronic means.

6.2         Addresses for Notice. Unless changed upon written notice by either Party, the addresses for notice purposes are as follows:

TO: Emerald Oil, Inc. and/or Emerald WB LLC

1600 Broadway, Suite 1360

Denver, CO 80202

Phone: 303-595-5629

Contact: James Muchmore

TO: Dakota Midstream, LLC or Dakota Energy Connection, LLC

1600 Broadway, Suite 1330

Denver, CO 80202

Phone: 202-213-5998

Contact: Tim Reynolds

ARTICLE VII

TERM

7.1         Primary and Extended Terms. This Agreement shall commence as of the Effective Date and shall remain in full force and effect for a primary term of fifteen (15) years (the "Primary Term ") and shall continue year to year thereafter until terminated by either Party (the "Extended Term") by providing written notice of termination to the other Party at least sixty (60) days prior to the expiration of the Primary Term or any subsequent annual expiration date.

7.2         Capacity Adjustment. During any Extended Term, Producer's Capacity will be the average daily Barrels of Producer's Crude delivered to Transporter's Crude System during the prior twelve (12) month period.

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7.3         Uneconomic Operations. Subject to any Force Majeure event affecting Producer's obligations to deliver Crude hereunder, in addition to all other rights of Transporter under this Agreement, in the event the sum of actual direct costs (for the avoidance of doubt, excluding overhead, depreciation, amortization and capital expenditures) incurred by Transporter to operate any portion of Transporter's Crude System (the "Uneconomic Segment")during any ninety (90) day period are in excess of the total net revenue attributable to the Uneconomic Segment (including all Crude Transportation Fees paid by Producer or any third party attributable to the Uneconomic Segment) during such ninety (90) day period, Transporter shall have the right to send written notice (an "Uneconomic Notice ") to Producer of its intent to terminate receipts of Crude into the Uneconomic Segment unless the Crude Transportation Fees owed by Producer for Producer's Crude delivered to the Uneconomic Segment are increased such that Transporter's total anticipated net revenue attributable to the Uneconomic Segment is projected to equal one hundred ten percent (110%) of Transporter's actual direct costs (for the avoidance of doubt, excluding overhead, depreciation, amortization and capital expenditures) incurred by Transporter to operate the Uneconomic Segment. Any increased Crude Transportation Fee shall be borne pro-rata by Producer and any third party shipper on the Uneconomic Segment according to the anticipated Barrels of Producer's Crude and Third Party Barrels to be delivered to or flowed through the Uneconomic Segment. Within ten (10) days of Producer's receipt of notice from Transporter, Producer shall elect by written notice sent to Transporter either to:

1.          Accept the increased Crude Transportation Fees, or portion thereof, effective as of the beginning of the next Accounting Period, owed by Producer for Producer's Crude delivered to the Uneconomic Segment, whereupon Transporter shall not send another Uneconomic Notice pursuant to this Section 7.3 for at least ninety (90) days; or

ii.          Obtain a Temporary Release of the Leases and Wells directly affected by the Uneconomic Segment, with Producer able to elect, by delivery of written notice to Transporter, to obtain a Permanent Release and terminate the Agreement, insofar as it pertains to the Uneconomic Segment after one hundred eighty (180) days of Producer's receipt of the Uneconomic Notice under this Section 7.3.

ARTICLE VIII

MISCELLANEOUS

8.1         Assignment. This Agreement, including, without limitation, any and all renewals, extensions, amendments and/or supplements hereto shall extend to and inure to the benefit of and be binding upon the Parties, and their respective successors and assigns, including any purchaser of Producer's Crude or Producer 's interests in the Leases that are dedicated under this Agreement or subsequent operator of the Wells, and any purchaser of Transporter' s Crude System, or any part or interest therein which are subject to this Agreement; provided, however, (i) this Agreement shall not be assigned by a Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, and (ii) no sale, assignment, conveyance or other transfer (collectively, a "Transfer") of Producer' s Leases or Wells, or any part thereof or interest therein, or any part of Transporter 's Crude System, shall be made unless the transferee thereof shall assume and agree to be bound by this Agreement insofar as the same shall affect and relate to the Leases, Wells, Transporter's Crude System or interests so Transferred. Notwithstanding the conditions and restrictions set forth on assignment in this Section 8.1, each Party retains the right to freely assign this Agreement to an Affiliate within the first year following the Effective Date. Interests owned in the Area of Dedication by a transferee of any of Producer's Leases or Wells that were owned prior to the effective date of such Transfer shall not become subject to this Agreement by virtue of such Transfer. It is further agreed, however, that nothing herein contained shall in any way prevent a Party from pledging or mortgaging, all or any part of such Producer's Leases if Producer, or Transporter's Crude System if Transporter, as security under any mortgage, deed of trust, or other similar lien, or from pledging this Agreement or any benefits accruing hereunder to the Party making the pledge without the assumption of obligations hereunder by the mortgagee, pledgee or other grantee under such instrument.

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8.2         No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, confers any rights or remedies on any person or entity not a party hereto other than successors and assigns of the Parties.

8.3         Cooperation Under Related Dedication Agreements. The Parties expressly acknowledge that this Agreement is one of several agreements executed contemporaneously herewith by Producer, Transporter, or an Affiliate of Transporter pertaining to the gathering or transportation of Gas and water, and the disposal of water from the same Leases and Wells and covering the same Area of Dedication (the "Related Dedication Agreements"), with certain facilities to be located, and services to be provided, under this Agreement in proximity to those covered under the Related Dedication Agreements. The cooperation and performance by the Parties and their respective Affiliates of all of the obligations under this Agreement and each of the Related Dedication Agreements is essential for the Parties to receive the full benefit of their bargain under this Agreement and the Related Dedication Agreements. Subject to Force Majeure and any other applicable provisions under this Agreement or any Related Dedication Agreement, Transporter and each Affiliate of Transporter which is a party to a Related Dedication Agreement, shall construct, install and put into service the Initial System, pursuant to this Agreement, and the corresponding Initial Systems for Gas gathering and water gathering as described in the Related Dedication Agreements, in each case, in their entirety, as to all of the Initial and Infill Receipt Points together with any future expansions beyond the Initial System undertaken pursuant to this Agreement and under the corresponding provisions of the Related Dedication Agreements.

8.4         Entirety; Amendment. Subject to Section 8.3, this Agreement together with the Exhibits attached hereto, constitutes the entire agreement and understanding between the Parties hereto and supersedes and renders null and void and of no further force and effect any prior proposals, understandings, negotiations or agreements between the Parties relating to the subject matter hereof, and all amendments and letter agreements in any way relating thereto. No provision of this Agreement may be changed, modified, waived or discharged orally, and no change, modification, waiver or amendment of any provision will be effective except by written instrument executed by the Parties.

8.5         Severability. Should any part of this Agreement be found to be void, unenforceable or be required to be modified by a court or governmental authority, then only that part of this Agreement shall be voided, unenforceable, or modified accordingly. The remainder of this Agreement shall remain in force and unmodified, subject to Section 6 of the GT&C.

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8.6         Additional Crude Services; Area of Interest. In the event Producer desires to construct, install, operate or perform other LACT operation and measurement other than as set forth in this Agreement, Crude conditioning or other Crude field services or Producer desires crude transportation services in areas of McKenzie County south of Township 150, Billings County, or Stark County, North Dakota ("Area of Interest”) (such additional types of locations or desired services collectively "Additional Crude Services"), Producer shall give notice to Transporter regarding such Additional Crude Services before soliciting such Additional Crude Services or entering into any binding agreements with any third parties to perform such Additional Crude Services. The selection of Transporter or any third party to perform such Additional Crude Services shall be in the sole discretion of Producer, and the performance of such Additional Crude Services shall be at governed by a separate agreement containing mutually agreeable terms and conditions.

8.7         Audit Rights.

i.            Except for Actual Construct Costs for which a process of disclosure and agreement is provided within Section 1(b) of the GT&C and Initial System Costs which are further addressed in Exhibit "E", upon ten (10) days prior written notice, either Party shall have the right, at reasonable times during normal business hours, but no more frequently than once each calendar year, at its own expense, to examine the books and records of the other Party to the extent necessary to audit and verify the accuracy of any statement, charge, or computation made under or pursuant to this Agreement. All statements, allocations, measurement, and payments made in any Accounting Period prior to the twenty-four (24) Month period preceding the Month in which notice of audit is given by the auditing Party shall be conclusively deemed to be true and correct and the scope of such audit shall be limited to statements, allocations, measurements and payments made during such twenty-four (24) Month period.

11.         The auditing Party shall have ninety (90) days after commencement of the audit in which to submit a written claim, with supporting detail, for proposed adjustments. If the auditing Party fails to submit a written report to the audited Party within the ninety (90) day period, then all statements, charges and computations made under or pursuant to this Agreement that were within the audit period shall be deemed to be appropriate and accurate. Upon receipt of an audit report, the audited Party shall have ninety (90) days to make all recommended adjustments, or to notify the auditing Party that it does not agree and its basis for disagreement. Any unresolved disagreements shall be resolved pursuant to Section 10 of the GT&C.

8.8        Amendment and Restatement of Original Agreement.

i.            Upon execution of this Agreement by Transporter and Producer, this Agreement shall amend, restate, supersede and replace the Original Agreement, including any amendments thereto, in its entirety and for all purposes, effective as of the Effective Date.

ii.           Notwithstanding anything to the contrary herein, the provisions of the Original Agreement relating to transportation services shall remain effective with respect to transportation services provided by Transporter for Producer under the terms of the Original Tariff until such time as amendments to Transporter's Tariff have been filed and become effective to implement the additional Receipt Points, revised rates, and other conforming Tariff revisions required to implement the amended provisions of this Agreement. Thereafter, the provisions of this Agreement relating to transportation services provided by Transporter under the terms of its amended Tariff shall become effective prospectively for all purposes.

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8.9         Governing Law; Venue. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH DAKOTA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EXCLUSIVE VENUE FOR ANY SUIT, ACTION OR PROCEEDING BROUGHT BY EITHER PARTY IN CONNECTION WITH THIS AGREEMENT OR ARISING OUT OF THE EFFECTIVE TERMS OR CONDITIONS HEREOF SHALL BE IN THE CITY AND COUNTY OF DENVER, COLORADO.

8.10       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which, when construed together, shall constitute one and the same instrument.

8.11       Ratification. Emerald WB LLC hereby ratifies, confirms and approves the Agreement in all respects and adopts it as Emerald WB LLC's act and deed to the same extent as if the Agreement had been executed by Emerald WB LLC on the date of its original execution, effective as of the Effective Date.

[Signature Page Follows]

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THE PARTIES HERETO have executed this Agreement effective as of the Day and year first above written.

TRANSPORTER		PRODUCER
DAKOTA MIDSTREAM LLC		EMERALD OIL, INC.

By:	/s/ Tim Reynolds	By:	/s/ McAndrew Rudisill
Name:	Tim Reynolds	Name:	McAndrew Rudisill
Title:	Founding Partner	Title:	Chief Executive Officer and President

Date:	5/26/15	Date:	5/26/15

DAKOTA ENERGY CONNECTION, LLC		EMERALD WB LLC

By:	/s/ Tim Reynolds	By:	/s/ McAndrew Rudisill
Name:	Tim Reynolds	Name:	McAndrew Rudisill
Title:	Founding Partner	Title:	Chief Executive Officer and President

Date:	5/26/15	Date:	5/26/15

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